Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Jones Soda Co.

Seattle, Washington

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-225049) and Form S-8 (No. 333-103939, 333-157978, 333-109173, and 333-176386) of Jones Soda Co. of our report dated March 30, 2020, relating to the consolidated financial statements as of and for the year ended December 31, 2019, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding Jones Soda Co.’s ability to continue as a going concern.

/s/ BDO USA, LLP

Seattle, Washington

March 30, 2020